EXHIBIT 99.1

Community Partners Bancorp Reports Strong 2011 Results

  Net income to common shareholders increases 15.0% over 2010
  Loans reach new high of $530.1 million; increase 3.3% year over year
  Core checking deposits increase 13.7% year over year
  Net interest margin remains strong at 4.21% for year and ranks among the highest compared to an independently determined peer group
  Non-performing assets decrease 5.4% year over year

MIDDLETOWN, N.J., Jan. 23, 2012 (GLOBE NEWSWIRE) -- Community Partners Bancorp (Nasdaq:CPBC), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced results for the quarter and twelve months ended December 31, 2011.

For the quarter ended December 31, 2011, the Company reported net income available to common shareholders of $1.1 million, or $0.13 per diluted share, compared to $904,000, or $0.11 per diluted share, for the same period in 2010, an increase of $172,000, or 19.0%. On a linked quarter basis, fourth quarter 2011 net income available to common shareholders increased $373,000, or 53.1%, from third quarter 2011 results.

For the twelve months ended December 31, 2011, the Company reported net income available to common shareholders of $3.5 million, or $0.44 per diluted share, an increase of $455,000, or 15.0%, over the $3.0 million, or $0.39 per diluted share, reported for the same period in 2010.

As previously disclosed, on August 11, 2011, the Company sold shares of its preferred stock for $12 million to the U.S. Treasury under the Small Business Lending Fund ("SBLF"), a voluntary federal government program intended to encourage small business lending by providing capital to qualified community banks. Simultaneously with the receipt of the SBLF funds, the Company redeemed the full balance of $9.0 million of its preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program ("TARP CPP"). As a result of the redemption, the remaining discount accretion of $301,000, or $0.04 per diluted share, on the associated preferred stock was recognized during the third quarter 2011. Net income to common shareholders excluding the accelerated discount accretion (Non-GAAP) for the twelve months ended December 31, 2011 amounted to $3.8 million, or $0.48 per diluted share. Additionally, on October 19, 2011, the Company successfully negotiated the redemption of the TARP CPP warrant issued to the U.S. Treasury for $460,000. The closing occurred on October 31, 2011.

Total assets as of December 31, 2011 were $674.6 million, compared with $636.8 million at December 31, 2010. Total loans at December 31, 2011 reached a new high of $530.1 million, compared with $513.0 million at December 31, 2010, and total deposits at December 31, 2011 were $553.9 million, compared with $524.5 million at December 31, 2010.

William D. Moss, President and Chief Executive Officer, stated, "We are pleased with our Company's performance for the year, especially in light of the challenging regulatory and economic environment. The earnings growth achieved for both the quarter and full year is reflective of the continued focus we have maintained in driving core earnings while successfully managing credit issues. The $13.4 million increase in loans during the quarter funded by continued growth in core deposits will help set the foundation for 2012."

Mr. Moss further noted, "Our Company continues to strengthen its balance sheet and capital position. The additional capital we received under the SBLF program allows us to continue to support our lending efforts in serving small business clients in our markets through our various loan programs. At quarter end, our total risk-weighted capital ratio was a strong 13.26%, while our tangible book value per common share reached $7.13 as compared to $6.73 for the same period in 2010, an increase of 5.9%."

The Company maintained capital ratios in the fourth quarter of 2011 that were in excess of regulatory standards for well-capitalized institutions. At December 31, 2011, Community Partners Bancorp's Tier 1 capital to average assets ratio was 10.39%, Tier 1 capital to risk-weighted assets ratio was 12.01% and total capital to risk-weighted assets ratio was 13.26%. These ratios continued to improve compared to the Company's capital ratios at December 31, 2010.

Results for the quarter ended December 31, 2011 include:

  a loan loss provision of $350,000 was recorded during the fourth quarter, which was $380,000 less than the third quarter of 2011 provision and $400,000 less than the fourth quarter provision of 2010. During the quarter ended December 31, 2011, $100,000 of a partial write-down was taken against the allowance for loan losses in connection with one credit, for which had been previously reserved; and
  OREO and impaired net loan expense during the fourth quarter decreased by $94,000 from the third quarter of 2011 and decreased by $31,000 from the same period last year.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended December 31, 2011 totaled $6.5 million, which was essentially unchanged from the same period in 2010. Average interest-earning assets for the fourth quarter 2011 were $622.0 million, an increase of $21.3 million, or 3.5%, due to both a higher loan portfolio and investment portfolio. Our quarterly yield on interest-earning assets declined by 24 basis points from the same period in 2010, as the current prolonged low interest rate environment has continued to exert pressure on asset yields. Our quarterly cost of interest-bearing liabilities declined by 12 basis points from the same period last year due to a combination of lower deposit costs coupled with higher average balances in core checking deposits, which increased $16.9 million, or 12.9%. On a linked quarter basis, net interest income decreased by $55,000, or 0.8%, from the third quarter of 2011. Net interest income for the twelve months ended December 31, 2011 totaled $25.8 million, an increase of $722,000, or 2.9%, over the same period in 2010.

The Company reported a net interest margin of 4.12% for the quarter ended December 31, 2011, representing a decrease of 4 basis points when compared to the 4.16% net interest margin for the quarter ended September 30, 2011 and a decrease of 15 basis points when compared to the 4.27% net interest margin reported for the comparable three months ended in 2010. The decline in both periods was primarily due to lower interest rates on our interest earning assets. For the twelve month period ended December 31, 2011, net interest margin was 4.21%, an increase of 6 basis points when compared to 4.15% for the twelve months ended December 31, 2010. This increase was primarily due to an improvement in the mix of our interest earning liabilities as well as an increase in core checking deposits and lower funding costs. Our net interest margin continues to rank among the highest as compared to an independently determined peer group for the Company.

Non-Interest Income

Non-interest income for the quarter ended December 31, 2011 totaled $523,000, an increase of $8,000, or 1.6%, compared to the same period in 2010. On a linked quarter basis, non-interest income decreased by $376,000, or 41.8%, from the third quarter of 2011. This decrease was primarily due to $324,000 in gains recorded in the third quarter on the sale of securities and $81,000 in net gains recorded on the sale of two OREO properties in the third quarter as compared to no gains recorded in the fourth quarter 2011. These decreases were partially offset by an increase in other loan fees of $41,000 primarily due to an increase in fees generated by our residential mortgage department. For the twelve months ended December 31, 2011, non-interest income increased $767,000, or 39.2%, from the same period in 2010. This increase was due primarily to the $324,000 of gains on the sale of investment securities, $100,000 of gains on the sale of SBA loans and $381,000 of net gains on the sale of six OREO properties. Additionally, the Company did not record any impairment charge on securities as compared to a $72,000 charge in the same period of 2010. These increases were partially offset by a $134,000 decrease primarily in origination fees resulting from lower loan volume in our residential loan department as well as other loan fees.

Non-Interest Expense

Non-interest expense for the quarter ended December 31, 2011 totaled $4.7 million, an increase of $25,000, or 0.5%, compared to the same period in 2010. On a linked quarter basis, non-interest expense decreased $205,000, or 4.2%, from the $4.9 million reported for the third quarter of 2011. This decrease from last quarter was due primarily to lower OREO and impaired net loan expense, salary and benefit costs and professional fees. Non-interest expense for the twelve months ended December 31, 2011 totaled $19.5 million, an increase of $993,000, or 5.4%, over the same period in 2010, due primarily to higher salary and benefit costs resulting in part to the expansion of our lending division, as well as an increase in OREO and net impaired loan expenses partially offset by lower FDIC insurance expense. As of December 31, 2011, the Company's full-time equivalent employees were 138 as compared to 145 at September 30, 2011. During the fourth quarter of 2011, the Company streamlined the branch network resulting in a reduction in staff of eight full-time equivalent employees.

Balance Sheet Activity

As previously noted, total assets as of December 31, 2011 were $674.6 million, an increase of 5.9% compared to $636.8 million as of December 31, 2010. Total loans as of December 31, 2011 were $530.1 million, an increase of 3.3% compared to $513.0 million reported at December 31, 2010. Total deposits as of December 31, 2011 were $553.9 million, an increase of 5.6%, compared with $524.5 million as of December 31, 2010. Core checking deposits at December 31, 2011 increased $17.8 million, or 13.7%, when compared to year-end 2010, resulting primarily from increased business and consumer activity, while savings accounts, inclusive of money market deposits, increased 2.5%. Additionally, time deposits increased 4.0% over this same period.

Asset Quality

The Company's non-performing assets at December 31, 2011 totaled $13.0 million as compared to $12.9 million at September 30, 2011 and $13.7 million at December 31, 2010. Non-accrual loans were $5.2 million at December 31, 2011 compared to $6.3 million at September 30, 2011 and $5.6 million at December 31, 2010. OREO properties totaled $7.8 million as of December 31, 2011, up from the $6.6 million at September 30, 2011 but down from the $8.1 million at December 31, 2010. The increase in the OREO balance of $1.2 million during the quarter was due to the addition of one new property totaling $1.1 million transferred from non-accrual and $73,000 of capitalized construction costs related to the build-out of a single family residential OREO property.

The Company's non-performing assets at December 31, 2011, as a percentage of total assets were 1.93%, down from the 1.94% at September 30, 2011 and 2.16% reported at December 31, 2010. Troubled Debt Restructured loan balances remained unchanged at $7.6 million at December 31, 2011 and September 30, 2011, but increased from the $5.4 million reported at December 31, 2010. The increase from year-end 2010 is primarily due to one commercial real estate loan totaling $2.6 million, which is well collateralized.

As of December 31, 2011, the Company's allowance for loan losses was $7.3 million compared to $6.2 million as of December 31, 2010. Loss allowance as a percentage of total loans at December 31, 2011 was 1.38% compared to 1.35% at September 30, 2011 and 1.22% at December 31, 2010. During the quarter ended December 31, 2011, $100,000 of charge-offs were taken in connection with one credit for which the full amount of the charge-off had previously been reserved.

About the Company

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statement

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," "should", "projects" or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements, and no undue reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners' operations or earnings; a decline in the economy in Community Partners' primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect Community Partners' results, see Community Partners' filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2010. The statements in this press release are made as of the date of this press release, even if subsequently made available by Community Partners on its website or otherwise. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)
Selected Period End Balances:	December 31, 2011	September 30, 2011	December 31, 2010
Total Assets	$ 674,554	$ 665,373	$ 636,843
Fed Funds Sold	--	--	7,000
Investment Securities and Restricted Stock	62,797	58,090	47,328
Total Loans	530,130	516,763	512,994
Allowance for Loan Losses	(7,310)	(6,993)	(6,246)
Goodwill and Other Intangible Assets	18,540	18,588	18,741
Total Deposits	553,912	544,097	524,471
Repurchase Agreements	16,218	17,551	14,857
Long-term Debt	13,500	13,500	13,500
Shareholders' Equity	87,134	86,398	80,188

Asset Quality Data:	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Nonaccrual loans	$ 5,240	$ 6,295	$ 5,997	$ 6,218	$ 5,649
Loans past due over 90 days and still accruing	--	51	--	--	--
OREO property	7,765	6,592	7,631	7,686	8,098
Total Non-Performing Assets	13,005	12,938	13,628	13,904	13,747

Troubled Debt Restructured Loans	7,579	7,618	7,887	4,895	5,435

Non-Performing Loans to Total Loans	0.99%	1.23%	1.15%	1.19%	1.10%
Allowance as a % of Loans	1.38%	1.35%	1.31%	1.25%	1.22%
Non-Performing Assets to Total Assets	1.93%	1.94%	2.01%	2.13%	2.16%

	December 30, 2011			December 30, 2010
Capital Ratios:	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio
Community Partners Bancorp	10.39%	12.01%	13.26%	9.75%	11.19%	12.33%
Two River Community Bank	10.38%	12.00%	13.25%	9.73%	11.16%	12.31%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended			Twelve Months Ended
Selected Consolidated Earnings Data:	December 31, 2011	September 30, 2011	December 30, 2010	December 31, 2011	December 30, 2010
Total Interest Income	$ 7,738	$ 7,819	$ 7,846	$ 31,045	$ 31,279
Total Interest Expense	1,276	1,302	1,381	5,238	6,194
Net Interest Income	6,462	6,517	6,465	25,807	25,085
Provision for Loan Losses	350	730	750	2,205	3,100
Net Interest Income after Provision for Loan Losses	6,112	5,787	5,715	23,602	21,985

Net other-than-temporary impairment charge to earnings	--	--	(72)	--	(72)
Other Non-Interest Income	523	899	587	2,726	2,031
Total Non-Interest Income	523	899	515	2,726	1,959

FDIC Insurance Expense	140	143	211	673	975
Other Non-Interest Expenses	4,575	4,777	4,479	18,800	17,505
Total Non-Interest Expenses	4,715	4,920	4,690	19,473	18,480

Income before Income Taxes	1,920	1,766	1,540	6,855	5,464
Income Tax Expense	718	661	491	2,547	1,849
Net Income	1,202	1,105	1,049	4,308	3,615

Preferred Stock Dividend & Discount Accretion	126	402	145	814	576

Net Income available to common shareholders	$ 1,076	$ 703	$ 904	$ 3,494	$ 3,039

Per Common Share Data:
Basic Earnings	$ 0.14	$ 0.09	$ 0.12	$ 0.44	$ 0.39
Diluted Earnings	$ 0.13	$ 0.09	$ 0.11	$ 0.44	$ 0.39
Book Value				$ 9.46	$ 9.12
Tangible Book Value (1)				$ 7.13	$ 6.73
Average Common Shares Outstanding (in thousands):
Basic	7,933	7,924	7,825	7,900	7,795
Diluted	8,040	8,080	8,025	8,015	7,888

Other Selected Ratios:
Return on Average Assets	0.71%	0.65%	0.65%	0.65%	0.56%
Return on Average Tangible Assets (1)	0.73%	0.67%	0.67%	0.67%	0.57%
Return on Average Equity	5.53%	5.23%	5.24%	5.16%	4.60%
Return on Average Tangible Equity (1)	7.03%	6.72%	6.85%	6.64%	6.05%
Net Interest Margin	4.12%	4.16%	4.27%	4.21%	4.15%

(1) Non-GAAP Financial Information. See the "Reconciliation of Non-GAAP Financial Measures" below.

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "net income available to common shareholders excluding accelerated discount accretion," "diluted earnings per common share excluding accelerated discount accretion," "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

	As of and for the Three Months Ended			As of and for the Twelve Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Net Income available to common shareholders	$ 1,076	$ 703	$ 904	$ 3,494	$ 3,039
Effect of accelerated portion of discount accretion	--	301	--	301	--
Net Income available to common shareholders excluding accelerated discount accretion	$ 1,076	$ 1,004	$ 904	$ 3,795	$ 3,039

Diluted earnings per common share	$ 0.13	$ 0.09	$ 0.11	$ 0.44	$ 0.39
Effect of accelerated portion of discount accretion	--	0.04	--	0.04	--
Diluted earnings per common share excluding accelerated discount accretion	$ 0.13	$ 0.13	$ 0.11	$ 0.48	$ 0.39

Book value per common share				$ 9.46	$ 9.12
Effect of intangible assets				(2.33)	(2.39)
Tangible book value per common share				$ 7.13	$ 6.73

Return on average assets	0.71%	0.65%	0.65%	0.65%	0.56%
Effect of intangible assets	0.02%	0.02%	0.02%	0.02%	0.01%
Return on average tangible assets	0.73%	0.67%	0.67%	0.67%	0.57%

Return on average equity	5.53%	5.23%	5.24%	5.16%	4.60%
Effect of average intangible assets	1.50%	1.49%	1.61%	1.48%	1.45%
Return on average tangible equity	7.03%	6.72%	6.85%	6.64%	6.05%
CONTACT: William D. Moss, President & CEO
         Community Partners Bancorp
         732-706-9009 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Community Partners Bancorp
         732-216-0167 rabrahamian@tworiverbank.com